EXHIBIT 10.20

DRESSER-RAND GROUP INC.

GRANT NOTICE FOR 2008 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, Dresser-Rand Group Inc. (the "Company"), hereby grants to Participant named below the nonqualified stock option (the "Option") to purchase any part or all of the number of shares of its common stock (the "Common Stock"), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Grant Notice, the Dresser-Rand Group Inc. 2008 Stock Incentive Plan (the "Plan") and the Standard Terms and Conditions (the "Standard Terms and Conditions") promulgated under such Plan, each as amended from time to time.  Participant must formally accept the Option grant within 90 days following the Grant Date specified by this Grant Notice; if the Participant fails to do so, the Participant’s Option will be forfeited and the Participant will have no further rights with respect to such Option.    This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.  The Standard Terms and Conditions may be accessed through Participant’s personal Morgan Stanley Smith-Barney Benefit Access® (www.benefitaccess.com)  account in the Plan Documents section.

Name of Participant:
Grant Date:
Number of Shares of Common Stock covered by Option:
Exercise Price Per Share:
Expiration Date:
Vesting Schedule:

This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.  By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan and the Standard Terms and Conditions.

DRESSER-RAND GROUP INC.

By: /s/ VINCENT R. VOLPE JR.

Name: Vincent R. Volpe Jr.

Title: President and Chief Executive Officer